Exhibit 3.2

Statutes of Landeskreditbank
Baden-Wurttemberg - Forderbank


Proclamation of the federal state government of 30th November, 1998 (Law Gazette for Baden-Wurttemberg - Gesetzblatt fur Baden-Wurttemberg (GBI.) of 17th December, 1998 page 637), last revised by proclamation of the federal state government of 11th March, 2004 (GBI. page 117).

Pursuant to ss. 13 Subsection 1 of the Act concerning Landeskreditbank Baden-Wurttemberg - Forderbank of 11th November, 1998 (GB1. page 581), the following Statutes are adopted:

ss. 1 Business Activity

(1) The Landeskreditbank Baden-Wurttemberg - Forderbank ("the Bank") may pursue all types of business that serve the purpose of fulfilling its functions. In particular this includes:

1. issuing Pfandbriefe (mortgage-backed bonds), Kommunalobligationen (public debt-backed bonds), Kassenobligationen (mediumterm notes) and other bearer or registered bonds,

2. raising special-purpose loans from central credit institutions, financial institutions and public agencies,

3. raising other loans,

4. issuing and transmitting loans and subsidies,

5. issuing sureties, guarantees and other warranties,

6. making equity investments,

7. investing funds with public and private credit institutions.

(2) The mortgage-backed and public debt-backed bonds issued by the Bank shall be subject to the Act concerning Mortgage-Backed Bonds and Related Bonds of Public Law Banking Institutions (Gesetz fiber die Pfandbriefe and verwandten Schuldverschreibungen offentlich-rechtlicher Kreditanstalten). An officer appointed by the supervisory authority shall monitor that cover in accordance with the said Act is maintained at all times for the mortgage-backed and public debt-backed bonds, and that the securities which serve as cover are entered in the register of mortgages and cover register. The said officer shall participate in the drawing of lots by means of which the Bank is to select mortgage-backed and public debt-backed bonds for redemption.

(3) The Bank may acquire ownership of real estate of all kinds, ownership of residential property, partial ownership in the meaning of the Act concerning the Ownership of Residential Property (Wohnungseigentumsgesetz), and equivalent rights, insofar as expedient to avoid losses, for own use or otherwise to fulfil its functions.

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ss. 2 Board of Management

(1) The Board of Management shall conduct the Bank's business on its own responsibility within the framework of the law and the present statutes, in accordance with the guidelines issued by the Supervisory Board.

(2) The members of the Board of Management shall, without prejudice to the allocation of competences within the Board of Management, be collectively responsible for the conduct of the Bank's business.

(3) The Board of Management is to advise the Supervisory Board of all important business matters every six months. Such advice shall be communicated at the meetings of the Supervisory Board. In respect of especially important business matters, the Board of Management shall as far as possible advise the Supervisory Board in such good time that it has the opportunity to state its opinion. The Supervisory Board shall be advised in writing annually, at the latest by 31st March of each business year, of the intended future management policy.

(4) A member of the Board of Management may not participate in any deliberations or resolutions concerning matters on which the decision may bring about a direct benefit or prejudice to himself, his spouse, any blood relation up to the third or relation by marriage up to the second degree of affinity, or any person he is empowered by law or power of attorney to represent, or if he has an interest in the outcome for other reasons. In case of doubt the Board of Management shall decide whether these conditions apply, the person concerned being excluded from such decision.

ss. 3 Power to Represent and Sign

(1) Written declarations by the Bank shall require the signature of two members of the Board of Management. As regards day-to-day business, the Board of Management may determine that the Bank be represented by one member of the Board of Management signing together with an officer of the Bank, or by two officers of the Bank signing together. Representation of the Bank other than by signing documents shall require specific written authority.

(2) When entering into legal transactions with, and in the event of litigation between, the Bank and members of the Board of Management, the Bank shall be represented by the Chairman of the Supervisory Board.

(3) The power to sign shall be documented by the Board of Management in a list of authorised signatories and published in an appropriate manner.

(4) Insofar as compatible with security, the Board of Management may determine that the signature of one employee alone shall suffice for certain business transactions. Loan commitments, schedules as well as charge and account statements prepared or reconciled by data processing systems shall be effective without signature.


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(5) Statements in documents that conform with Subsections 1 to 4 shall in an individual case be legally binding on the Bank irrespective of compliance with other provisions of the present Statutes or business directives.

(6) If required, the power to sign shall be certified for members of the Board of Management by the Chairman of the Supervisory Board, otherwise by the Board of Management.

(7) If a declaration of intent is to be made to the Bank, it shall suffice for it to be made to a member of the Board of Management.

ss. 4 Supervisory Board

(1) A quorum of the Supervisory Board shall be established if a majority of its members is present.

(2) As regards the exclusion of members of the Supervisory Board from participating in the business of the Supervisory Board because of a conflict of interest, ss. 2 Subsection 4 shall apply accordingly.

(3) The honorary and advisory members of the Supervisory Board are to exercise their functions impartially and responsibly with due regard to the interests of the Bank; they shall be obliged to observe secrecy with respect to third parties as regards confidential matters concerning the Bank's business affairs. The obligation of secrecy shall endure beyond tenure. In case of any honorary member infringing his obligations, he may be dismissed by the federal state government.

(4) The members and deputy members of the Supervisory Board who are present at a meeting shall have their expenses reimbursed and receive an attendance fee. In addition, the Supervisory Board shall receive appropriate remuneration; further details shall be decided by the supervisory authority on the proposal of the Supervisory Board. In case an honorary member of the Supervisory Board sustains an accident while on duty, he shall have the same rights as an honorary civil servant.

(5) Meetings of the Supervisory Board shall be convened by its Chairman or on his behalf by the Board of Management as necessary, and in any case at least every half year. The Chairman must convene a meeting of the Supervisory Board if at least four members of the Supervisory Board or the Board of Management submit a written request to this effect, stating an item of business that is to be discussed.

(6) The members of the Board of Management shall take part in the meetings of the Supervisory Board in an advisory capacity. ss. 2 Subsection 4 shall apply accordingly.

ss. 5 Equity Investments

A resolution of the Supervisory Board according to ss. 10 Subsection 2 Sentence 1 No. 5 of the Act concerning Landeskreditbank Baden-Wurttemberg - Forderbank is required in case of

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1. the acquisition and sale of direct equity investments in enterprises provided that the value of the investment being acquired or sold exceeds the amount of 2 million euros. Up to an amount of 15 million euros the Supervisory Board can assign its decision-making authority in this respect to a committee established by the Supervisory Board.

2. the acquisition and sale of equity investments by enterprises in which the Bank directly or indirectly holds a majority interest in the meaning of ss. 16 Corporation Act (Aktiengesetz) in case the value of the investment being acquired or sold exceeds an amount to be stipulated in the rules of procedure for the Board of Management.

ss. 6 Advisory Board

(1) An Advisory Board shall be established at the Bank.

(2) The purpose of the Advisory Board shall be to foster the exchange of know-how between the Bank, the business sector and public administration, to advise the Board of Management and the Supervisory Board on general issues affecting the Bank, and to support the Bank in the prosecution of its interests.

(3) The members of the Advisory Board, its Chairman and his deputy shall be appointed by the Board of Management of the Bank in consultation with the Ministry of Finance for a period of five years each. They shall be eligible for reappointment.

(4) The members of the Advisory Board, the Chairman and his deputy retire from the Board before the end of their period of office if their professional or other activity which was the basis for their appointment ends, or when they turn 70 years of age. In case of an appointment to the Advisory Board during the course of a period of office, the term of office ends with the period of office of the other members of the Advisory Board.

(5) The members of the Advisory Board, its Chairman and his deputy shall hold office in an honorary capacity. They shall have their expenses reimbursed and receive an attendance fee and appropriate remuneration. Further details shall be decided by the Supervisory Board. ss. 4 Subsection 4 Sentence 4 shall apply accordingly.

(6) The Board of Management shall adopt rules of procedure for the Advisory
Board.

ss. 7 Business Plan and Financial Statements

(1) The Bank's business year shall be the calendar year.

(2) The Board of Management shall establish an annual business plan, including an establishment plan, which shall be presented to the Supervisory Board for approval no later than the end of the third month of the business year. No special approval under budgetary regulations is required.


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(3) The obligation to prepare, audit and publish the financial statements, management report, consolidated financial statements and consolidated management report shall be governed by the applicable statutory provisions.

(4) The Board of Management shall present the financial statements and the management report, the consolidated financial statements and the consolidated management report, the audit report and the proposal for the distribution of the net profit for the year to the Supervisory Board and the supervisory authority without delay on receipt of the audit report.

(5) The Supervisory Board shall adopt the financial statements without delay and pass resolutions concerning the distribution of the net profit for the year as well as the approval of the conduct of business by the Board of Management.

(6) The Bank shall prepare an Annual Report.

ss. 8 Seal

(1) The Bank shall bear a seal depicting the lesser coat of arms of the federal state with the enclosing inscription "Landeskreditbank Baden-Wurttemberg - Forderbank".

(2) Documents issued by the Board of Management, or employees with the authority to represent it, and bearing the seal shall be deemed to be documents of a public authority.

ss. 9 Trustee Status

The Bank's securities shall have the status of trustee investments pursuant to the provisions of the German Civil Code (Burgerliches Gesetzbuch).

ss. 10 Effective Date

The present Statutes shall take effect on the day that follows their promulgation.